                                                                    EXHIBIT 99.1


                                                                 [WILLIAMS LOGO]


NEWS RELEASE

NYSE: WMB

================================================================================

DATE:             March 7, 2002

CONTACT:            Ellen Averill                      Rick Rodekohr                      Richard George
                    Williams (media relations)         Williams (investor relations)      Williams (investor relations)
                    (918) 573-6476                     (918) 573-2087                     (918) 573-3679
                    ellen.averill@williams.com         rick.rodekohr@williams.com         richard.george@williams.com


         WILLIAMS TO SELL KERN RIVER PIPELINE TO BERKSHIRE HATHAWAY UNIT

            $960 Million Deal to Increase Williams' Cash Flow; Reduce
                          Debt, Spending Requirements

         TULSA, Okla. - Williams [NYSE: WMB] has signed a definitive agreement to sell its Kern River interstate natural gas pipeline business to a unit of MidAmerican Energy Holdings Company for $450 million in cash and assumption of $510 million in debt. The sale to MidAmerican, a member of the Berkshire Hathaway Inc. family of companies, is expected to close by March 31, subject to bank consents and successful completion of Hart-Scott-Rodino review.

         Upon closing, Williams will receive $450 million in cash, subject to certain adjustments, and MidAmerican will assume $510 million in debt. MidAmerican will continue with scheduled expansions to the Kern River system. As a result of the sale, Williams' capital expenditure requirements will be reduced by approximately $1.26 billion over the next one-and-a-half years.

         "We are taking this decisive step to strengthen our balance sheet to meet the more conservative requirements of the rating agencies, which now require companies like Williams to reduce debt and increase cash flow to maintain an investment-grade credit rating. The sale of our Kern River system is an important building block in achieving the financial flexibility to expand our businesses now and in the future," said Steve Malcolm, president and CEO of Williams.

         "We are extremely pleased to be acquiring the Kern River Gas Transmission Company, which we view as one of the finest natural gas pipeline assets in North America," said David L. Sokol, MidAmerican chairman and CEO.

         Upon completion of the sale, Kern River will become a subsidiary of MidAmerican. Bob Sluder, senior vice president and general manager of Williams' Kern River and Northwest systems, will become president of the new MidAmerican subsidiary.

         "We are pleased that Bob Sluder and the Kern River management team will be joining us to continue their legacy of high-quality operations," said Greg Abel, president of MidAmerican.

Lehman Brothers acted as financial adviser to Williams in connection with the transaction.

KERN RIVER SYSTEM

Williams' Kern River pipeline is an important route for the transmission of natural gas from the vast reserves in the Rocky Mountain states to the rapidly growing markets in Utah, Nevada and California. Constructed in 1992, Kern River extends 926 miles from Opal, Wyo., to the San Joaquin Valley near Bakersfield, Calif. Kern River has a design capacity of 835 million cubic feet per day.

         Williams in August 2001 filed with the Federal Energy Regulatory Commission to more than double capacity on the Kern River system by adding approximately 900 million cubic feet per day of additional capacity from Wyoming to California and markets in between.

         Upon completion of the expansion project in May 2003, Kern River will be capable of transporting 1.7 billion cubic feet of natural gas per day. When converted to electricity, that is enough energy to power approximately 10 million homes.

ABOUT BERKSHIRE HATHAWAY INC.

Berkshire Hathaway Inc. is a holding company owning subsidiaries engaged in a number of diverse business activities. The most important of these is the property and casualty insurance business conducted on both a direct and reinsurance basis through a number of subsidiaries.

ABOUT MIDAMERICAN ENERGY HOLDINGS COMPANY

MidAmerican Energy Holdings Company, headquartered in Des Moines, Iowa, is a privately owned global energy provider. The company has 10,000 employees and provides electric and natural gas service to approximately 5 million customers. The company has approximately 10,000 net megawatts of diversified power generation under ownership, contract and in operation, construction and advanced development. Information on MidAmerican and its three principal business platforms, CalEnergy Generation, MidAmerican Energy, and Northern Electric, is available on the Internet at www.midamerican.com.

ABOUT WILLIAMS

Williams, through its subsidiaries, connects businesses to energy, delivering innovative, reliable products and services. Williams information is available at www.williams.com.

                                       ###

Portions of this document may constitute "forward-looking statements" as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the "safe harbor" protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company's annual reports filed with the Securities and Exchange Commission.